Exhibit 99.1

News Release From Nuance Communications
FOR IMMEDIATE RELEASE

Contacts:

For Investors Kevin Faulkner Nuance Communications, Inc. Tel: 408-992-6100 Email: kevin.faulkner@nuance.com	For Press and Investors Richard Mack Nuance Communications, Inc. Tel: 781-565-5000 Email: richard.mack@nuance.com

Nuance Prices $700 Million Offering of

5.375% Senior Notes

BURLINGTON, Mass., August 9, 2012 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced the pricing of an offering of $700.0 million aggregate principal amount of its 5.375% senior notes due 2020 (the “Notes”). The Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes will be fully and unconditionally guaranteed on a senior, unsecured basis by substantially all of Nuance’s domestic subsidiaries. The sale of the Notes is expected to close on August 14, 2012, subject to the satisfaction of customary closing conditions. Interest on the Notes will accrue at a rate of 5.375% per year, and will be payable in cash semi-annually in arrears, beginning on February 15, 2013.

The Notes will mature on August 15, 2020, unless earlier repurchased or redeemed. Holders may require Nuance to repurchase their Notes upon the occurrence of certain change of control events at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any.

The aggregate net proceeds to Nuance from the offering of the Notes will be approximately $687.6 million. Nuance intends to use the net proceeds for acquisitions and general corporate purposes, including working capital and capital expenditures.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.